UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ x ]

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[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to §240.14a-12

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(Name of Registrant as Specified In Its Charter):

Eagle Hospitality Properties Trust, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

UNITE HERE

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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For Immediate Release

Contact: Courtney Alexander, UNITEHERE, 202-661-3665

Proxy Governance Supports EHP Shareholder Proposal

Washington, DC – April 25, 2007 - Proxy Governance Inc. is recommending shareholders of Eagle Hospitality Properties [NYSE: EHP] vote for an independent resolution to maximize shareholder value at the May 1 annual meeting, according to UNITEHERE, an EHP shareholder and proponent of the resolution. The non-binding resolution urges EHP’s Board of Directors to call upon its Chairman William Butler to waive termination fees associated with hotel management agreements between EHP and Commonwealth Hotels, Chairman Butler’s private company.

EHP has formed a Special Committee of the Board to evaluate strategic alternatives, including a possible sale of the company. The only public offer to acquire the company has come from Chairman Butler and his other private company, Corporex. According to UNITEHERE, the independent resolution speaks to the related party agreements and potential conflicts of interest that characterize EHP and its Board of Directors, in an effort to attract more interested suitors and potentially higher offer prices. Termination fees in the Commonwealth agreements are estimated at approximately $0.42 per share.

Proxy Governance’s recommendation states: “As such, we support this proposal, which asks Butler to waive the significant termination fees associated with the management agreements in order to fully assess the interest of third parties and maximize value for all shareholders. The board has taken the first step by creating an independent committee to lead the sale process – it should take the next step and make this reasonable request.”

“We believe our proposal, if passed, could contribute to a more transparent and active bidding process that carries the potential for a higher price for shareholders, and are pleased that Proxy Governance is recommending shareholders vote for it,” said Courtney Alexander, UNITEHERE Deputy Director of Strategic Affairs.

For further information, please contact Courtney Alexander at 202-661-3665.

More information about UNITE HERE and its interests in the proxy solicitation is contained in the proxy statement it filed with the SEC. This statement is available for free on the SEC’s EDGAR online database (www.sec.gov), from SEC reading rooms, and from UNITE HERE by contacting it at the number above. Shareholders should read the proxy statement because it contains important information.